Exhibit 99.1

WITS BASIN ACQUIRES RIGHTS UNDER PURCHASE AGREEMENT
FOR PAST PRODUCING GOLD MINE

MORE THAN 4 MILLION OUNCES OF GOLD MINED
 FROM DISTRICT PREVIOUSLY KNOWN AS
 “RICHEST SQUARE MILE ON EARTH”

Minneapolis, MN (January 25, 2005): Wits Basin Precious Minerals Inc. “Wits Basin” (OTCBB-WITM) is pleased to announce that it has acquired rights to purchase certain assets of the Hunter Gold Mining Corporation (a corporation incorporated under the laws of British Columbia, Canada), which assets include the Bates-Hunter Gold Mine and the Golden Gilpin Mill located in Central City, Colorado.

A Webex and conference call to highlight this project is planned for Thursday January 27th, 2005 at 4:15 ET. The call will include a 20-minute PowerPoint presentation via the Internet through Webex.com, telephonically for the audio portion of the presentation, and a Q & A session. Details of the Webex PowerPoint presentation will be announced on Tuesday January 25th and posted on our web site at www.witsbasin.com.

In addition to the conference call, Wits Basin will be posting on its web site various detailed independent engineering reports indicating that the Bates-Hunter Gold Mine may have the potential to recover gold of one million ounces or more. The purpose of the web site posting is to place in the public domain detailed reports so our shareholders and the public may read first hand this important information.

Historically Rich Mine Grade

In a report prepared by Mike Hibbits P Geol. he states that, “the Bates vein typically consisted of a “paystreak” where 1 to 2 feet of the vein graded in excess of 1.0 oz. Au/ton or more while the total vein of 5 to 10 feet thickness ran about 0.50 to 0.80 oz. Au/ton. The Bates and several mines had a solid production history producing several million ounces of gold and silver and copper.

An Exploration and Development Plan on the Bates-Hunter property dated March 1, 2004 was prepared by Glenn O’Gorman, P. Eng., a practicing mining engineer and miner since 1974. Mr. O’Gorman’s report, included a geological report (March 1997) prepared by Stephen Tedesco, Geologist, which detailed and mapped the nine principle gold bearing veins underlying the Bates-Hunter property.”

In his report Mr. O’Gorman states that, “Lode gold was first discovered in Colorado in 1859 by John H. Gregory. The first veins discovered were the Gregory and the Bates. This discovery started a gold rush into the area with thousands of people trying to stake their claims. The Central City mining district is the most important mining district in the Front Range mineral belt. Since 1859, more than 4,000,000 ounces of gold have been mined from this district. Over 25% of this production has come from the area immediately surrounding the Bates-Hunter Gold Project. Although the Bates vein was one of the richest and most productive in the early history of the area, it was never consolidated and mined to any great depth”.

Unique Development Opportunity

After review of historical reports and assessments, Wits Basin management believes the Bates-Hunter Gold Mine represents a unique mining development opportunity. Hibbits states that, “the strong vertical continuity of the veins and ore shoots in the Central City Mining District suggests that the Bates, German, McAllister and Leavitt veins systems, all of which are part of the Bates-Hunter Gold Mine, should continue to extend significantly downward beyond their current 500 to 800 foot maximum development depth. Other mines in the area have reached depths in excess of 2,200 feet and were still in ore at the time of closure. GSR Goldsearch Resources Inc. drilled two reverse circulation holes in 1990. One of the holes did not reach the Bates vein. The second drill hole intersected the Bates vein 200 feet below the lowest workings and returned values averaging .48 ounces gold per ton over a drill length of 10 feet giving evidence that the veins continue to depth.

Two vein systems, one striking east-west and the other striking sub parallel to the more predominant east-west set were the host for almost all gold and copper mined in the camp. The veins sit nearly vertical and each deposit or shoot had a favored plunge where the majority of high grade gold was found. Where the two veins systems join, often bonanza grades were found with above average thickness. In the Timmins Camp in northern Ontario, this same feature was described as a “Blow Out” and resulted in a similar grade increase and thickening of the ore zone. “The Bates vein has been locally measured to be striking N50E. The Bates vein in the area of the Bates-Hunter mine was reported to have a shoot defined by the intersection two veins of differing strikes. Extremely rich ore was reported to have been mined where the two vein systems intersected.’’

Hibbits in his Report, “estimated a resource potential using a grade of 0.58 ounces per ton over a minimum mining thickness of 5 and the longitudinal section in Mr. O’Gorman’s report as a basis for our estimates. These figures compare favorably with historical data. The reader must clearly understand that our estimation does by no means infer that it is a qualified resource estimation under the Canadian 43-101 requirements. Our rough estimation indicates that a target of approximately 1.1 million ounces exists to 2,100 feet below the shaft collar on the Bates and German veins alone. With similar research it is felt that a much larger target could be developed by including the other veins known to be part of the Bates-Hunter project”.

Permits In Place to Confirm Historical Data

Wits Basin plans to de-water and confirm the historical data and validate the estimated levels of reserves in the Bates-Hunter Gold Mine. Of significant importance, the Bates-Hunter Gold Mine and the Golden Gilpin Mill are covered by Mining Permit M-1990-41. Of additional importance is the inclusion of a state-of-the-art water treatment plant (with an active Water Treatment Permit through July 31, 2007) adjacent to the mine site, with a 350 gallon per minute capacity. This plant will be utilized for the treatment of the mine water during the dewatering phase. Wits Basin believes that these permits represent a distinct economic and operating advantage.

Furthermore, discussions are in progress whereby the State of Colorado is considering operating the water treatment plant themselves (and paying all operating costs) to clean up local stream water and undertaking to treat any waters pumped from the mine in return for providing the right to use the plant.

Financing Secured

Funds secured from a recent round of financing have already been advanced in order to commence the dewatering and the first phase of shaft and mine rehabilitation.

About Wits Basin Precious Minerals Inc.

Wits Basin is a minerals exploration company currently holding interests in four gold and base metal exploration projects. Wits Basin’s common stock trades on the Over-the-Counter Bulletin Board under the symbol “WITM.” Wits Basin is headquartered in Minneapolis, MN.

Forward-Looking Statements and Risk Factors

Certain statements contained in this press release that are forward-looking in nature are based on the current beliefs and assumptions of our management. When used in this press release, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," and similar expressions and their variants may be used to identify forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes.

The exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves and mineral resources in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves and mineral resources already discovered and recovered by others in the same region of the planned areas of exploration.

The cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and reports on Form 8-K.

Contact Information:
Wits Basin Precious Minerals Inc.
H. Vance White, CEO, 416.214.2250 or 866.214.WITM(9486);
Stephen King, Director, 612.490.3419